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Pricing Supplement dated November 12, 2003			       Rule 424(b)(3)
(To Prospectus dated April 3, 2002 and				File No. 333-84692
Prospectus Supplement dated April 4, 2002)

	TOYOTA MOTOR CREDIT CORPORATION

	Medium-Term Note - Floating Rate
________________________________________________________________________________

Principal Amount:  $50,000,000			Trade Date: November 12, 2003
Issue Price: See "Plan of Distribution"		Original Issue Date: November 18, 2003
Initial Interest Rate:  See "Additional 		Net Proceeds to Issuer: $49,970,000
 Terms of the Notes -- Interest"			Principal's Discount
Interest Payment Period: Quarterly	 	   or Commission: 0.06%
Stated Maturity Date: November 18, 2005
_________________________________________________________________________________

Calculation Agent:  Deutsche Bank Trust Company Americas
Interest Calculation:
  [X]  Regular Floating Rate Note		[ ]  Floating Rate/Fixed Rate Note
  [ ]  Inverse Floating Rate Note			  (Fixed Rate Commencement
         (Fixed Interest Rate): 			   Date):
  [ ]  Other Floating Rate Note			  (Fixed Interest Rate):
         (see attached)

   Interest Rate Basis: [ ]  CD Rate [ ] Commercial Paper Rate [ ] Prime Rate
      [ ]  Eleventh District Cost of Funds Rate	[ ]  Federal Funds Rate
      [X]  LIBOR	[ ]  Treasury Rate		[ ]  Other (see attached)
                If LIBOR, Designated LIBOR Page:  [ ]  Reuters Page:
                                 [X]  Telerate Page: 3750

    Initial Interest Reset Date: February 18, 2004	Spread (+/-): -0.03%
    Interest Rate Reset Period: Quarterly		Spread Multiplier:  N/A
    Interest Reset Dates: February 18, May 18,	Maximum Interest Rate: N/A
          August 18 and November 18 of each year
     Interest Payment Dates: February 18, May 18,	Minimum Interest Rate:  N/A
          August 18, November 18 of each year,	Index Maturity: 3 month
          commencing February 18, 2004		Index Currency: U.S.dollars

Day Count Convention:
  [ ]  30/360 for the period from       to
  [X]  Actual/360 for the period from November 18, 2003 to November 18, 2005
  [ ]  Other (see attached)

Redemption:
  [X] The Notes cannot be redeemed prior to the Stated Maturity Date.
  [ ]  The Notes may be redeemed prior to Stated Maturity Date.
       Initial Redemption Date: N/A
       Initial Redemption Percentage: N/A
       Annual Redemption Percentage Reduction: N/A

Repayment:
  [X] The Notes cannot be repaid prior to the Stated Maturity Date.
  [ ]  The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
        Optional Repayment Date(s):
        Repayment Price:     %

Currency:
        Specified Currency:  U.S. dollars
           (If other than U.S. dollars, see attached)
       Minimum Denominations:
           (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  [ ]  Yes     [X] No
    Total Amount of OID:
    Yield to Maturity:
    Initial Accrual Period:

Form:  [X] Book-entry            [ ] Certificated


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	___________________________
		BNP PARIBAS

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			ADDITIONAL TERMS OF THE NOTES

Interest

The Initial Interest Rate for the Medium-Term Notes offered by this pricing supplement will be equal to three month LIBOR determined on November 14, 2003 minus 0.03%.


Plan of Distribution

Under the terms of and subject to the conditions of an Appointment Agreement dated October 4, 2001 and an Appointment Agreement Confirmation dated November 12, 2003 (collectively, the "Agreement"), between TMCC and BNP Paribas Securities Corp. ("BNPP"), BNPP, acting as principal, has agreed to purchase and TMCC has agreed to sell the Notes at 99.94% of their principal amount. BNPP may resell the Notes to one or more investors or to one or more broker-dealers (acting as principal for the purposes of resale) at varying prices related to prevailing market prices at the time of resale, as determined by BNPP.

Under the terms and conditions of the Agreement, BNPP is committed to take and pay for all of the Notes offered hereby if any are taken.